Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND REAL ESTATE CORPORATION

INCREASES ANNUAL CASH DIVIDEND

OAK BROOK, Ill. (February 28, 2005) – Inland Real Estate Corporation (NYSE: IRC) announced today that the Company’s board of directors approved a common stock dividend increase, raising the annual cash dividend payable per common share to $0.96, from the current annual level of $0.94 per common share. The Company has increased its dividend twelve times in its ten year history.

Inland Real Estate Corporation currently distributes a portion of its annual cash dividend monthly to common stockholders. The per share amount of each monthly cash dividend is computed by dividing the per share amount of the annual cash dividend by twelve. The board of directors declared the first monthly cash dividend at the increased rate will be payable on May 17, 2005 to common stockholders of record on May 2, 2005, at the rate of $0.08 per common share. The aggregate cash dividend paid to a particular common stockholder of record will be rounded to the nearest $0.01, up or down, with $0.005 or more being rounded up. Inland Real Estate Corporation has approximately 67.1 million shares of common stock outstanding.

“We are pleased to announce this increase to our annual dividend,” said Robert D. Parks, Inland Real Estate Corporation’s President and Chief Executive Officer. “The dividend increase reflects continued growth in the Company’s operational results.”

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interests in 141 neighborhood, community and single-tenant retail centers located primarily in the midwestern United States.  To learn more about the Company, please visit http://www.inlandrealestate.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.